Exhibit 99.1

NYSE MKT Accepts GeoPetro's Plan to Regain Compliance

SAN FRANCISCO, Aug. 28, 2012 (GLOBE NEWSWIRE) -- GeoPetro Resources Company (NYSE MKT:GPR) ("GeoPetro or the Company") announced today that the NYSE MKT LLC (the "Exchange") has accepted its compliance plan for continued listing.

As previously reported, the Company received notice on June 28, 2012 from the Exchange that the Company was not in compliance with Section 1003(a)(iv) of the Exchange's Company Guide (the "Company Guide") in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature.

The Company was afforded the opportunity to submit a plan of compliance, which the Company submitted on July 30, 2012. On August 27, 2012, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until September 28, 2012 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed an oil and gas property in its Madisonville Field Project in Texas. Elsewhere, GeoPetro has assembled a geographically-diversified portfolio of exploratory and appraisal prospects.

The GeoPetro Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11051

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, resource estimates, estimates of proved and probable reserves, production forecasts, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause the actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. We do not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

CONTACT:	GeoPetro Resources Company
Stuart J. Doshi, President & CEO Telephone: (415) 398-8186 E-Mail: sdoshi@geopetro.com Website: www.geopetro.com